EXHIBIT 99.3

Consolidated financial statements and report of independent auditors
RockPile Energy Services, LLC and Subsidiaries as of January 31, 2015

Independent Auditors’ Report
The Board of Managers
RockPile Energy Services, LLC:
We have audited the accompanying consolidated financial statements of RockPile Energy Services, LLC and subsidiaries, which comprise the consolidated balance sheet as of January 31, 2015, and the related consolidated statements of income, members’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RockPile Energy Services, LLC and subsidiaries as of January 31, 2015, and the results of their operations, and their cash flows for the year then ended, in accordance with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Denver, Colorado
May 29, 2015

ROCKPILE ENERGY SERVICES, LLC
Consolidated Balance Sheets
January 31, 2015
Assets	2015
Current assets:
Cash	$3,822,397
Accounts receivable – trade	59,585,117
Accounts receivable – related party – trade	13,414,438
Inventory	5,218,722
Prepaid expenses and other current assets	3,655,261
Total current assets	85,695,935
Property and equipment, net	109,793,847
Goodwill	1,671,558
Intangible assets, net	3,583,525
Other long-term assets	1,903,746
Total assets	$202,648,611

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$38,806,058
Accounts payable – related party – other	625,000
Accrued payroll and related costs	4,000,950
Accrued expenses	13,116,590
Current portion of long-term debt	—
Total current liabilities	56,548,598
Long-term liabilities:
Long-term debt	106,852,373
Other long-term liabilities	1,211,204
Total liabilities	164,612,175
Members’ equity:
Series A Units, 30,000,000 authorized, 25,543,210 issued and
outstanding at January 31, 2015	29,000,000
Series B Units, 6,000,000 authorized, 5,302,000 issued and
outstanding at January 31, 2015	—
Additional paid-in capital	675,383
Retained earnings	8,361,053
Total members’ equity	38,036,436
Total liabilities and members’ equity	$202,648,611

See accompanying notes to consolidated financial statements.

ROCKPILE ENERGY SERVICES, LLC
Consolidated Statements of Income
Year ended January 31, 2015
2015
Revenue	$418,102,219
Cost of sales	322,528,263
Gross profit	95,573,956
Operating expenses:
Selling, general and administrative	26,331,940
Depreciation and amortization	1,025,709
Total operating expenses	27,357,649
Operating income	68,216,307
Other income and expense:
Interest income	1
Interest expense	(2,704,420)
Net income	$65,511,888

See accompanying notes to consolidated financial statements.

ROCKPILE ENERGY SERVICES, LLC
Consolidated Statements of Members’ Equity
Year ended January 31, 2015
	Series A Units	Series B Units	Additional paid-in capital	Retained earnings	Total
Members’ equity at January 31, 2014	29,000,000	—	1,207,046	31,889,934	62,096,980
Net income	—	—	—	65,511,888	65,511,888
Share-based compensation	—	—	509,025	—	509,025
Redemption of restricted units	—	—	(1,040,688)	—	(1,040,688)
Member distributions	—	—	—	(89,040,769)	(89,040,769)
Members’ equity at January 31, 2015	29,000,000	—	675,383	8,361,053	38,036,436

See accompanying notes to consolidated financial statements.

ROCKPILE ENERGY SERVICES, LLC
Consolidated Statements of Cash Flows
Year ended January 31, 2015
Cash flows from operating activities:	2015
Net income	$65,511,888
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,007,836
Share-based compensation	509,025
Amortization of deferred financing costs	312,990
Accretion of discount on notes payable and earnout liability	113,355
Loss on disposal of assets	43,332
Changes in operating assets and liabilities:
Increase in accounts receivable	(21,337,549)
(Increase) decrease in inventory	(5,118,743)
Increase in prepaid expenses and other assets	(2,490,649)
Increase in accounts payable	14,646,143
Increase (decrease) in accrued payroll and related costs	2,079,102
Increase in accrued expenses	3,463,700
Net cash provided by operating activities	79,740,430
Cash flows from investing activities:
Expenditures for property and equipment	(76,000,397)
Business acquisitions and investments, net of cash acquired	(664,854)
Proceeds from disposal of property and equipment	188,457
Other investing activities	29,186
Net cash used in investing activities	(76,447,608)
Cash flows from financing activities:
Proceeds from member contribution	—
Member distributions	(85,000,000)
Proceeds from term loans	—
Repayments of term loans	(17,694,444)
Proceeds from credit facility	104,887,279
Payment on credit facility	(3,820,454)
Proceeds from notes payable	—
Repayments of notes payable	(232,561)
Debt issuance costs	(1,685,108)
Net cash provided by (used in) financing activities	(3,545,288)
Net increase (decrease) in cash	(252,466)
Cash at beginning of the year	4,074,863
Cash at end of year	$3,822,397
Supplemental cash flow disclosure:
Cash paid during the period for:
Interest expense	$1,987,629
Noncash investing activities:

Additions to property and equipment through:
Increased accounts payable and accrued liabilities	$1,977,202
Noncash financing activities:
Member distribution
PPE	$12,325,416
Debt	$(8,287,765)
Other assets, net	$3,118
Redemption of restricted units	$1,040,688

See accompanying notes to consolidated financial statements.

ROCKPILE ENERGY SERVICES, LLC
Notes to the Consolidated Financial Statements
For The Year Ended January 31, 2015

(1)	Organization and Description of Business
RockPile Energy Services, LLC ("RockPile" or the "Company"), a consolidated subsidiary of Triangle Petroleum Corporation ("Triangle") founded in June 2011 in Delaware, is a provider of hydraulic fracturing, cased‑hole wireline, pressure pumping and workover services to oil and natural gas exploration and production companies primarily in the Williston Basin.

(2)	Principles of Consolidation
These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: (i) Bakken Real Estate Development, LLC, organized in the State of Delaware (included through August 2014 as the assets were transferred to Triangle as of August 31, 2014, however, RockPile continues to operate the properties), (ii) RockPile Rig Services, LLC, organized in the State of Delaware, (iii) RockPile Wireline Services, LLC, organized in the State of Colorado, (iv) RockPile Pump Rental Services, LLC, organized in the State of Colorado, (v) RockPile Logistics Services, LLC, organized in the State of Colorado, (vi) RockPile Management, LLC, organized in the State of Delaware, (vii) RockPile Management Holdings, LLC organized in the State of Delaware, (viii) RockPile Energy Real Estate, LLC organized in the State of Colorado and (ix) RockPile Chemical Services, LLC organized in the State of Colorado. All significant intercompany transactions and balances have been eliminated in consolidation. The Company’s fiscal year‑end is January 31.

(3)	Significant Accounting Policies

(a)	Basis of Presentation
These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and are expressed in U.S. dollars.

(b)	Use of Estimates
The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used in, but are not limited to, determining the following: recoverability of long‑lived assets including goodwill, determining an asset’s useful life for use in calculating depreciation and amortization, determining the discount rate used in calculating the fair value of financial instruments, allocation of the purchase price for an acquisition to the identifiable tangible assets and liabilities, identification and valuation of intangible assets related to an acquisition and valuation variables such as the underlying equity value, the estimated time to liquidity, volatility and employee termination and forfeiture rates used to calculate stock‑based compensation. The accounting estimates used in the preparation of the consolidated financial statements may change as new events occur, as additional information is obtained and as the Company’s operating environment changes.

(c)	Cash
Cash includes currency in U.S. dollars on hand and cash in bank accounts. From time to time, the Company may hold cash in excess of federally insured amounts.

(d)	Accounts Receivable

ROCKPILE ENERGY SERVICES, LLC
Notes to the Consolidated Financial Statements
For The Year Ended January 31, 2015

Accounts receivable are stated at the amount billed to customers and are ordinarily due within 30 days of the invoice date. As of the date of these consolidated financial statements, and since inception, the Company has not encountered issues collecting amounts owed. As a result, the Company has not provided for an allowance for doubtful accounts as of the date of the consolidated financial statements. Our current customer base is comprised of Triangle and other highly credit‑worthy third‑party customers. Periodically, the Company performs a review of its customer base including outstanding receivables, historical collection information, existing economic conditions and the customer’s creditworthiness to determine the need for establishing an allowance for doubtful accounts. A provision for doubtful accounts would be recorded when nonpayment of amounts owed is deemed probable.

(e)	Inventory
Inventories consist of sand and/or ceramic proppant, chemicals and other products used in cased‑hole wireline, pressure pumping and workover services. Inventories are stated at the lower of cost or market (net realizable value) on an average cost basis with consideration given to deterioration, obsolescence and other factors in evaluating net realizable value. See note six for additional information regarding inventory.

(f)	Property and Equipment
Property and equipment are stated at cost net of accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for replacements, significant additions and improvements that extend the lives of the assets are capitalized.
Depreciation on property and equipment is calculated on a straight‑line basis, using a half‑month convention, over the estimated useful lives of the assets. The estimated useful lives of property and equipment range from 1.5 to 20 years. See note seven for additional information regarding property and equipment.

(g)	Deferred Loan Costs
Deferred financing costs include origination, legal and other fees incurred to issue debt. Deferred financing costs are expensed using the effective interest method over the respective borrowing term.

(h)	Business Combinations
Business combinations are accounted for using the acquisition method. The acquired identifiable net assets and liabilities are measured at their fair values at the date of acquisition. Any excess of purchase price over the fair value of the net assets acquired is recognized as goodwill. Associated transaction costs are expensed when incurred.

(i)	Goodwill
The Company evaluates goodwill for possible impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We use a three step process to assess the realizability of goodwill. The first step is a qualitative assessment that analyzes current economic indicators associated with a particular reporting unit to determine if there may be a significant decline to the fair value of that reporting unit. If the qualitative assessment indicates a stable or improved fair value, no further testing is required. If a qualitative assessment indicates that a significant decline to fair value of a reporting unit is more likely than not, or if a reporting unit’s fair value has historically been closer to its carrying value, we will proceed to the second step where we calculate the fair value of a reporting unit based on discounted future probability‑weighted cash flows. If this evaluation indicates that the carrying value of a reporting unit is in excess of its fair value, we will proceed to the final step, where the fair value of the reporting unit will be allocated to

ROCKPILE ENERGY SERVICES, LLC
Notes to the Consolidated Financial Statements
For The Year Ended January 31, 2015

assets and liabilities as it would in a business combination. Impairment could occur if the carrying amount of goodwill exceeds its estimated fair value.

(j)	Share‑Based Compensation
Compensation expense related to our equity‑based awards is recognized in the consolidated financial statements based on their estimated grant‑date fair value. The fair value of our equity based awards is determined using the Black‑Scholes option pricing model. Compensation expense is recognized ratably over the applicable vesting period. See note 11 for additional information regarding our share‑based compensation.

(k)	Concentration of Credit Risk
Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash. We maintain all cash assets at one financial institution, Wells Fargo Bank, N.A. We periodically evaluate the credit worthiness of our financial institution, and will maintain cash accounts only in large high‑quality financial institutions. We believe that credit risk associated with cash is remote.

(l)	Off‑Balance‑Sheet Arrangements
We have no significant off‑balance‑sheet arrangements.

(m)	Contingencies
A provision for contingencies is charged to expense when the loss is probable and the cost can be reasonably estimated. Determining when expenses should be recorded for these contingencies and the appropriate amounts for accrual can be a complex process that includes the use of estimates and professional judgment. In many cases, this judgment is based on interpretation of laws and regulations, which can be interpreted differently by regulators and/or courts of law. We closely monitor legal, environmental, and other contingencies and periodically determine when we should record losses for these items based on information available to us.

(n)	Fair Value of Financial Instruments
The Company’s financial instruments consist of cash, accounts receivable, accounts payable, acquisition earn‑out consideration, and long‑term debt. Fair value is measured in accordance with Accounting Standards Codification ("ASC") Topic 820, Fair Value Measurement. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.
The carrying values of cash, accounts receivable, and accounts payable are representative of their fair values due to their short‑term maturities. The Company’s acquisition earn‑out consideration and acquisition related seller notes are recorded on the consolidated balance sheets at an amount, which approximates fair value, a value that has been discounted from the potential maximum payout of the earn‑out or the face value of the notes. The carrying amount of the Company’s credit facilities and notes payable approximate fair value as it bears interest at variable rates over the term of the loans. Considerable judgment is required to develop estimates of fair value. The estimates provided are not necessarily indicative of the amounts the Company would realize upon the sale or refinancing of such instruments.

ROCKPILE ENERGY SERVICES, LLC
Notes to the Consolidated Financial Statements
For The Year Ended January 31, 2015

(o)	Income Taxes
The Company is a limited liability company and is treated as a partnership for U.S. tax purposes. As a result, all taxable income and losses of the Company are reportable in the federal and state income tax returns of the Company’s members on a flow‑through basis. The Company and Triangle do not have a tax sharing agreement and the Company is not expected to make tax payments to Triangle, accordingly, no recognition has been given to its US Federal income taxes in the accompanying consolidated financial statements.
In accordance with the provisions of ASC 740, Accounting for Uncertainty in Income Taxes, the Company found no significant uncertain tax positions and has not recorded any liabilities or expense as of January 31, 2015. The Company files income tax returns in the U.S. federal jurisdiction and various states. There are currently no federal or state tax examinations under way and tax returns for the periods ended January 31, 2015, 2014, 2013, and 2012 are still open to examination.

(p)	Revenue Recognition
The Company enters into arrangements with its customers to provide hydraulic fracturing, cased‑hole wireline, pressure pumping and workover services, which can be either on a spot market basis or under term contracts. We only enter into arrangements with customers for which we believe that collectability is reasonably assured. Revenue is recognized and customers are invoiced upon the completion of each job. For jobs that are not complete at the end of a month, the Company will recognize revenue based upon the number of stages completed or some other measure that is representative of the percentage of the job completed at month end. Rates for services performed on a spot market basis are based on agreed‑upon market rates. The Company currently has a three year agreement with Triangle. With respect to services performed under this contract, revenue is recognized and Triangle is billed at the completion of each job. If at the end of the contractual term, contractual billings are less than the contractual obligation, Triangle will be billed for the shortfall and revenue will be recognized. During the fiscal year ended January 31, 2015, Triangle met its contractual billing obligation, although the contract remains in effect.

(q)	Impairment of Long‑Lived Assets
Long‑lived assets such as property and equipment and identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long‑lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long‑lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined using various valuation techniques including discounted cash flow models, quoted market values, and third‑party independent appraisals, as considered necessary. No impairment losses were recognized in the year ended January 31, 2015.

(r)	Recent Accounting Pronouncements
In May 2014, the FASB issued ASU 2014‑09, Revenue from Contracts with Customers, issued as a new Topic, Accounting Standards Codification Topic 606. The new revenue recognition standard provides a five‑step analysis of transactions to determine when and how revenue is recognized. The core principle of the guidance is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU is effective for the Company beginning in fiscal year 2017 and can be adopted by the Company either retrospectively or as a cumulative‑effect adjustment as of the date of adoption. We are currently evaluating the effect that

ROCKPILE ENERGY SERVICES, LLC
Notes to the Consolidated Financial Statements
For The Year Ended January 31, 2015

adopting this new accounting guidance will have on our consolidated results of operations, cash flows and financial position.
In August 2014, the FASB issued ASU No. 2014‑15, which requires management of public and private companies to evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued (or available to be issued when applicable) and, if so, to disclose that fact. Management will be required to make this evaluation for both annual and interim reporting periods, if applicable. ASU No. 2014‑15 is effective for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. The Company does not expect the adoption of this amendment to have a material impact on its consolidated financial statements.
Accounting standard‑setting organizations frequently issue new or revised accounting rules. We regularly review new pronouncements to determine their impact, if any, on our consolidated financial statements. Other than the standards discussed above, there are no significant accounting standards applicable to Triangle which have not been adopted.

(4)	Related Parties
Relationship with Triangle Petroleum Corporation
Effective February 1, 2014, the Company and Triangle entered into a Services Agreement ("Agreement") for certain management, operating and general and administrative services. The Agreement has an initial term of one year with automatic annual renewal provisions. In consideration for the services provided by Triangle, RockPile is required to make four equal quarterly payments in arrears after the end of each fiscal quarter. For the year ended January 31, 2015, the Company incurred expenses of $2.5 million under the terms of the Agreement. At January 31, 2015 we owed Triangle $625,000, all of which is related to the Agreement.
For the year ended January 31, 2015, RockPile performed hydraulic fracturing, cased‑hole wireline and pressure pumping services for Triangle. For the fiscal year ended January 31, 2015, RockPile recorded revenue of $173,051,199 related to those services. At January 31, 2015, Triangle had an outstanding accounts receivable balance with us in the amount of $13,414,438 related to those services.
Distribution of Bakken Real Estate Development to Triangle Petroleum Corporation
On September 1, 2014, RockPile distributed all of the equity of its wholly owned subsidiary, Bakken Real Estate Development, LLC (BRED) to Triangle (the BRED Distribution). At the time of the BRED Distribution, all of RockPile’s real property interests were owned by BRED with RockPile as the guarantor of BRED’s outstanding mortgages and notes payable with Dacotah Bank. The net distributed value of the BRED Distribution was $4,040,769. In conjunction with the BRED Distribution, RockPile was released as guarantor of the mortgages and notes payable by Dacotah Bank. Subsequent to the BRED distribution, RockPile’s wholly owned subsidiary, RockPile Energy Real Estate, LLC, entered into four operating leases (the Leases) with BRED to lease the real property owned by BRED and RockPile continues to operate these properties. For the year ended January 31, 2015, RockPile made lease payments to BRED totaling $823,750.

ROCKPILE ENERGY SERVICES, LLC
Notes to the Consolidated Financial Statements
For The Year Ended January 31, 2015

(5)	Prepaid Expenses and Other Current Assets
As of January 31, 2015, prepaid expenses and other current assets consisted of the following:

January 31 2015
Prepaid insurance	$2,387,872
Prepaid inventory	697,273
Prepaid software maintenance agreements	129,816
Prepaid other	318,750
Deposits	121,550
Total prepaid expenses and other current assets	$3,655,261

(6)	Inventory
As of January 31, 2015, inventory consisted of the following:

January 31 2015
Sand	$2,128,328
Intermediate proppant	2,473,109
Lightweight proppant	473,699
Methanol	15,293
Other	128,293
Total Inventory	$5,218,722

Inventory is stated at the lower of average cost or market (net realizable value) with consideration given to deterioration, obsolescence and other factors in evaluating net realizable value. As of January 31, 2015, no lower of cost or market allowance was recorded as it was not deemed necessary.

ROCKPILE ENERGY SERVICES, LLC
Notes to the Consolidated Financial Statements
For The Year Ended January 31, 2015

(7)	Property and Equipment
As of January 31, 2015, property and equipment consisted of the following:

	Estimated useful lives	January 31 2015
Land	Indefinite	$5,375,487
Buildings	10-20 years	12,016,009
Leasehold improvements	20 years	156,936
Office furniture and fixtures	3 years	561,573
Computer equipment	3 years	960,818
Software	3 years	1,839,954
Light vehicles	3 years	4,334,655
Other vehicles	3-5 years	14,449,791
Operating equipment	1.5-15 years	91,487,891
		131,183,114
Less accumulated depreciation		(32,361,307)
		98,821,807
Assets not yet placed in service		9,207,583
Deposits on equipment		1,764,457
Total property and equipment, net		$109,793,847

Property and equipment is stated at cost net of accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred, and significant additions and improvements that extend the lives of the assets are capitalized.
Depreciation on property and equipment is calculated on a straight‑line basis over the estimated useful lives of the assets. Assets are placed in service using a half‑month convention for the purpose of commencing the calculation of depreciation. Depreciation expense was $21,488,600, of which $20,982,127 was recorded in cost of sales for the year ended January 31, 2015.

ROCKPILE ENERGY SERVICES, LLC
Notes to the Consolidated Financial Statements
For The Year Ended January 31, 2015

(8)	Intangible Assets and Goodwill
The Company’s net intangible asset and goodwill balances are a result of the October 16, 2013 acquisition of Team Well Services, Inc. and the November 7, 2014 acquisition of InCorr Chemicals, LLC. As of January 31, 2015, goodwill and intangible assets consisted of the following:

	Estimated useful lives	January 31 2015
Goodwill	Indefinite	$1,671,558
Trade name	5 years	1,042,101
Developed technology	10 years	708,022
Non-Competition agreement	5 years	121,358
Customer relationships	10 years	2,203,318
Vendor relationships	10 years	156,968
		4,231,767
Less accumulated amortization		(648,242)
Total intangible assets, net		$3,583,525

Estimated future intangible amortization expense as of January 31, 2015 is as follows:

2016	$539,523
2017	539,523
2018	539,523
2019	481,350
2020	306,831
Thereafter	1,176,775
Total	$3,583,525

As of January 31, 2015, no impairment losses on intangible assets were incurred.
Our goodwill represents consideration paid in excess of the fair value of identifiable net assets acquired in the Team Well Services, Inc. acquisition. We evaluate goodwill for possible impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. As of January 31, 2015, no goodwill impairments were recorded.

(9)	Commitments (Leases)
The Company has entered into various noncancelable operating leases relating to (i) commercial and residential real estate related to our operations in North Dakota (these leases are related to the distribution of BRED assets to Triangle as discussed previously in note 4), (ii) equipment for transportation, transloading and storage bulk commodities and light vehicles, (iii) transloading services and truck rental and (iv) transportation equipment management, logistics and maintenance. Rent expense incurred under these noncancelable operating leases was $2.8 million for the fiscal year ended January 31, 2015.

ROCKPILE ENERGY SERVICES, LLC
Notes to the Consolidated Financial Statements
For The Year Ended January 31, 2015

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms equal to or in excess of one year) as of January 31, 2015 are as follows:

Operating Leases
Fiscal year ending January 31:
2016	$2,660,640
2017	2,533,707
2018	2,111,943
2019	1,798,098
2020	1,463,962
Thereafter	14,347,535
Total minimum lease payments	$24,915,885

(10)	Defined‑Contribution Plan
The Company has a qualified 401(k) Savings and Investment Plan ("the Plan") whereby employees may contribute up to the federal annual limits. For the year ended January 31, 2015, the Company’s 401(k) match was $1,075,408. The Company matches 100% of participating employees’ salary deferrals that do not exceed 1% of the employee’s compensation plus 50% of employee’s salary deferrals between 1% and 6% of the employee’s compensation.

(11)	Share‑Based Compensation
The Company currently has two classes of equity; Series A Units which have an 8% preference and Series B Units, which are used for equity awards. The Company approved a plan that includes provisions allowing the Company to make equity grants in the form of restricted units ("Series B Units") pursuant to Restricted Unit Agreements. The plan authorizes the Company to issue an aggregate of up to 6.0 million Series B Units in multiple series designated by a sequential number with the right to reissue forfeited or redeemed Series B Units.
The Series B Units are intended to constitute “profit interests” within the meaning of Internal Revenue Service Revenue Procedures 93‑27 and 2001‑43. Accordingly, the capital account associated with each Series B unit at the time of its issuance shall be zero. The Company may designate a “Liquidation Value” applicable to each tranche of a Series B Unit grant so as to constitute a net profits interest. The Liquidation Value shall equal the dollar amount per unit that would, in the reasonable determination of the Company, be distributed with respect to the initial Series B tranche if, immediately prior to the issuance of a new Series B tranche, the assets of the Company were sold for their fair market value and the proceeds (net of any liabilities of the Company) were distributed.
The Series A Units are entitled to a return of contributed capital and an 8% preferred return on such capital before Series B Units participate in profits. The initial Series B tranche ("Series B‑1 Units") participates pro rata with the Series A Units once the preferred return has been achieved. However, no distributions shall be made with respect to any Series B‑1 Unit until total cumulative distributions to the Series A Units total $40.0 million. As of January 31, 2015, the $40.0 million cumulative distribution threshold has been met. Therefore, future distributions will be allocated to the Series B‑1 Units until the per unit profits distributed to the Series B‑1 Units is equivalent to the per unit profits distributed to the Series A Units. Thereafter, all further distributions will be distributed on a pro rata basis. Subsequently issued Series B Units will begin participating on a pro rata basis once the per unit profits allocated to the Series B‑1 Units reaches the

ROCKPILE ENERGY SERVICES, LLC
Notes to the Consolidated Financial Statements
For The Year Ended January 31, 2015

Liquidation Value of the subsequent Series B Unit issuance. The Company’s limited liability company agreement was amended on January 31, 2015 to permit distributions to holders of vested Series B Units as prepayment for future amounts payable to them upon a Company liquidity event. In the event a holder of vested Series B Units receives such a pre‑liquidity event distribution, their capital account will be adjusted to reflect the prepayment.
Series B Units currently have a 7 to 52 month vesting schedule. Compensation costs are determined using a Black‑Scholes option pricing model based upon the grant date calculated fair market value of the award and is recognized ratably over the applicable vesting period.
Series B Units are valued using a waterfall valuation approach beginning with the initial asset valuation contained in the LLC Agreement with each tranche of Series B Units constituting a waterfall valuation event. Additionally, due to the limited operating history of the Company, its private ownership and the nature of the equity grants, the Company has made use of estimates as it relates to employee termination and forfeiture rates; has used different valuation techniques including income and/or market approaches; and has utilized certain peer group derived information. The assumptions used in the Black‑Scholes option pricing model consist of the underlying equity value which is based upon the projected exit path; volatility based upon the midpoint volatility of a publicly traded peer group; the estimated time to liquidity and the risk free interest rate which is based upon the rate for zero coupon U.S. government issues with a term equal to the expected time to liquidity.
A summary of the Company’s Series B Unit activity for the year ended January 31, 2015 is as follows:

	Number of Series B units	Weighted average award date unit fair value
Series B Units outstanding January 31, 2014	4,070,000
Redemption of B-1 Units	(180,000)
Series B-4 Unit grants	1,412,000	$1.60
Series B Units outstanding January 31,2015	5,302,000

A summary of the Company’s Series B Unit (net of redemptions) vesting status for the year ended January 31, 2015 is as follows:

	Remaining vesting period (years)	Number of Series B units	Vested	Unvested
Series B Units at January 31, 2014		4,070,000	2,581,667	1,488,333
Series B-1 Unit grants	—	2,920,000	2,920,000	—
Series B-2 Unit grants	0.58	60,000	30,000	30,000
Series B-3 Unit grants	2.28	910,000	188,000	722,000
Series B-4 Unit grants	4.04	1,412,000	—	1,412,000
Series B Units at January 31, 2015		5,302,000	3,138,000	2,164,000

ROCKPILE ENERGY SERVICES, LLC
Notes to the Consolidated Financial Statements
For The Year Ended January 31, 2015

Noncash compensation cost related to the Series B Units was $509,025 for the fiscal year ended January 31, 2015.
As of January 31, 2015, there was $2,577,535 of unrecognized compensation cost related to unvested Series B Units. We expect to recognize such cost pro rata based on the Series B Units vesting schedule during the next five fiscal years.

(12)	Credit Facility and Notes Payable
As of January 31, 2015, the Company’s long‑term debt consisted of the following:

January 31, 2015
CitiBank Credit facility	$104,887,279
Wells Fargo Credit Facility	—
Real estate mortgages and notes payable	—
Team Well Services, Inc. acquisition notes payable	924,406
Notes payable for redemption of restricted units	1,040,688
Total debt	106,852,373
Less current portion:
Wells Fargo Credit Facility	—
Real estate mortgages and notes payable	—
Total long-term debt	$106,852,373

Credit Facility
On March 25, 2014, the Company entered into a CitiBank credit facility ("Credit Agreement") to provide a $100.0 million senior secured revolving credit facility. On November 13, 2014, the Company entered into Amendment No. 1 to Credit Agreement and Incremental Commitment Agreement ("Amendment to Credit Agreement"), which amended the credit facility to increase the borrowing capacity under the facility from $100.0 million to $150.0 million. When the Company closed on the Credit facility, funds were drawn down to pay all outstanding principal and interest due under its previous credit facility with Wells Fargo Bank, NA, upon completion of that transaction, the facility was closed. The Company’s credit facility has a maturity date of March 25, 2019.
Borrowings under the credit facility bear interest, at the Company’s option, at either (i) the alternative base rate (the highest of (a) the administrative agent’s prime rate, (b) the federal funds rate plus 0.5%, or (c) the one‑month adjusted Eurodollar rate (as defined in the agreement) plus 1.0%), plus an applicable margin that ranges between 1.5% and 2.25%, depending on The Company’s leverage ratio as of the last day of The Company’s most recently completed fiscal quarter, or (ii) the Eurodollar rate plus an applicable margin that ranges between 2.50% and 3.25%, depending on the Company’s leverage ratio as of the last day of The Company’s most recently completed fiscal quarter.
The Company will pay a commitment fee that ranges between 0.375% and 0.50% per annum on the unused availability under the credit facility. The Company will also pay a per annum fee on all letters of credit issued under the credit facility, which will equal the applicable margin for loans accruing interest based on the Eurodollar rate and a fronting fee to the issuing lender equal to 0.125% of the letter of credit amount. Triangle is not a guarantor under the credit facility.

ROCKPILE ENERGY SERVICES, LLC
Notes to the Consolidated Financial Statements
For The Year Ended January 31, 2015

At January 31, 2015, $104,887,279 was outstanding, $45,112,722 was available, the weighted average interest rate was 2.96%, and accrued interest was $648,423.
At January 31, 2015, there were no letters of credit outstanding.
The credit facility contains financial covenants requiring the Company to maintain specified ratios of consolidated debt to EBITDA and Adjusted EBITDA to Fixed Charges. Amendment to Credit Agreement also modified covenants in the credit facility related to certain restrictions on the payment of dividends and distributions and increased the amount of permitted capital expenditures. As of January 31, 2015, The Company was in compliance with all financial covenants under the credit facility.
Notes Payable
Notes Payable to Sellers of Team Well Services, Inc.
On October 16, 2013, the Company issued two identical unsecured subordinated promissory notes to the sellers of Team Well Services, Inc. The notes each have a face value of $500,000 and bear interest at a fixed rate of 1%. The loans have a maturity date of October 16, 2016, at which time the principal and accrued interest is due and payable. As part of the acquisition entry, the notes were discounted from their face value and recorded at fair market value. The aggregate carrying value of the notes at January 31, 2015 was $924,406 with accrued interest of $12,932. Over the term of the loans, the discount will be accreted on a monthly basis by increasing the carrying value of both notes and recording interest expense.
Notes Payable for B‑1 Unit Redemption
In June 2014, the Company redeemed 180,000 fully vested B‑1 Units by issuing three identical unsecured subordinated promissory notes to the holders of the B‑1 Units. The notes each have a face value of $346,896 and bear interest at LIBOR plus 3%. The notes mature in June 2017 at which time the principal and accrued interest is due and payable. The aggregate carrying value of the notes at January 31, 2015 was $1,040,688 with accrued interest of $19,949.
Scheduled annual maturities of long‑term debt outstanding as of January 31, 2015 were as follows:

Fiscal year ending January 31:
2016	$—
2017	924,406
2018	1,040,688
2019	—
2020	104,887,279
Thereafter	—
Total minimum lease payments	$106,852,373

(13)	Acquisitions
Acquisition of InCorr Chemical, LLC
On November 7, 2014, RockPile Energy Services, LLC acquired all of the outstanding equity interests of InCorr Chemical LLC, a Colorado limited liability company. The aggregate cash purchase price for the transaction was $664,854, subject to adjustment for post‑closing working capital and indemnification

ROCKPILE ENERGY SERVICES, LLC
Notes to the Consolidated Financial Statements
For The Year Ended January 31, 2015

obligations. The final purchase price allocation resulted in identifiable intangible assets $261,613. Transaction and other costs associated with the acquisition of net assets are expensed as incurred.

(14)	Subsequent Events
We have evaluated subsequent events through May 29, 2015 and are not aware of any significant events that occurred subsequent to January 31, 2015 that would have a material impact on our consolidated financial statements.